Exhibit 12
                                                                     ----------

                                     CONSOLIDATED RAIL CORPORATION
                                     -----------------------------
                         COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         -----------------------------------------------------
                                            ($ In Millions)

                             Quarters      Quarters        Quarters       Quarters
                                Ended         Ended           Ended          Ended            Years Ended
                            March 31,      June 30,   September 30,   December 31,           December 31,
                         ------------  ------------   -------------   ------------   --------------------
                         1993    1992  1993    1992   1993     1992   1993    1992   1993    1992    1991
                         ----    ----  ----    ----   ----     ----   ----    ----   ----    ----   -----
 Earnings
 --------
  Pre-tax income (loss) $ 73     $ 61   $137   $124   $ 70     $124   $161    $151   $441    $460   $(335)
     Add:
      Interest expense    44       43     46     43     43       43     44      43    177     172     181
      Rental expense
       interest factor     7        6      5      6      5        6     12       8     29      26      19
    Less equity in
     undistributed
     earnings of 20-50%
     owned companies      (9)       2      2      1    (16)       2     (3)     (1)   (26)      4      (7)
Earnings available for
 fixed charges (loss)   $115     $112   $190   $174   $102     $175   $214    $201   $621    $662   $(142)
                        ====     ====   ====   ====   ====     ====   ====    ====   ====    ====   =====
 Fixed Charges
 -------------
  Interest expense        44       43     46     43     43       43     44      43    177     172     181
  Rental expense
   interest factor         7        6      5      6      5        6     12       8     29      26      19
  Capitalized interest                     1                      1                     1       1       1
                        ----     ----   ----   ----   ----     ----   ----    ----   ----    ----   -----
 Fixed charges          $ 51     $ 49   $ 52   $ 49   $ 48     $ 50   $ 56    $ 51   $207    $199   $ 201
                        ====     ====   ====   ====   ====     ====   ====    ====   ====    ====   =====
Ratio of earnings to
 fixed charges          2.25x    2.29x  3.65x  3.55x  2.13x    3.50x  3.82x   3.94x  3.00x   3.33x      -

Note:    For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies.  Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.  After the 1991 special charge of $719 million, earnings available for fixed charges for the year ended December 31, 1991 were inadequate by $343 million.

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